Exhibit 99.1

AMENDED FORM 51-101F2
REPORT ON RESERVES DATA BY
INTERNAL QUALIFIED RESERVES EVALUATOR

To the Board of Directors of Nexen Inc. (the “Company”):

1.                                       Company staff and I have evaluated the Company’s reserves data as at December 31, 2006. The reserves data consist of the following:

(a)                                  proved oil and gas reserve quantities estimated as at last day of the Company’s  most recently completed financial year using constant prices and costs; and

(b)                                 the related standardized measure.

(both (a) and (b) form part of the “FAS 69 Disclosures about Oil and Gas Producing Activities” contained in the Company’s Supplementary Financial Information in its Annual Report on Form 10-K).

2.                                       The reserves data have been prepared in accordance with:

(a)                                  United States’ Securities and Exchange Commission (SEC) requirements;

(b)                                 generally accepted industry practices in the United States; and

(c)                                  the standards of the Canadian Oil and Gas Evaluation Handbook modified to the extent necessary to reflect SEC requirements.

(collectively, the Nexen Reserves Standards).

3.                                       The reserves data are the responsibility of the Company’s management. My responsibility is to express an opinion whether the evaluation was carried out in accordance with the Nexen Reserves Standards.

4.                                       I am not independent of the Company, within the meaning of the term “independent” under National Instrument 51-101.

5.                                       Among other things, with respect to matters regarding royalties, operating costs, development plans and costs, abandonment plans and costs, and income taxes (where applicable), I have placed reasonable reliance on the information and decisions of others in their areas of authority, responsibility and expertise within the Company.

6.                                       In my opinion, the reserves data has, in all material respects, been prepared in accordance with the Nexen Reserves Standards.

7.                                       Reserves are estimates only and not exact quantities. Estimates of economically recoverable oil and natural gas reserves and future net cash flows are based on a number of variable factors, assumptions and judgements regarding future events. It is believed that the factors and assumptions used and judgements made in estimating reserves are reasonable based on the information available at the time the estimates were prepared.  Actual results will vary and such variances could be material.

8.                                       I have no responsibility to update this opinion for events and circumstances occurring after the date of this opinion.

9.                                       I have signed this Form F2 in my capacity as an employee of Nexen Inc. and not in my personal capacity.

/s/ Ian McDonald
Ian McDonald
Nexen Inc.
Internal Qualified Reserves Evaluator
Calgary, Alberta

February 14, 2007